UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934

(Amendment No.   )*

Canon Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

138006309
(CUSIP Number)

December 31, 2012
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☑ :	Rule 13d-1(b)

☐ :	Rule 13d-1(c)

☐ :	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 138006309

1	NAME OF REPORTING PERSON Mitsubishi UFJ Financial Group, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 58,085,897
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 58,085,897
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 58,085,897
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.0%
12	TYPE OF REPORTING PERSON FI

CUSIP No. 138006309

1	NAME OF REPORTING PERSON The Bank of Tokyo–Mitsubishi UFJ, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 6,000,564
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 6,000,564
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,000,564
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.5%
12	TYPE OF REPORTING PERSON FI

CUSIP No. 138006309

1	NAME OF REPORTING PERSON Mitsubishi UFJ Trust and Banking Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 40,847,300
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 40,847,300
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 40,847,300
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.5%
12	TYPE OF REPORTING PERSON FI

CUSIP No. 138006309

1	NAME OF REPORTING PERSON Mitsubishi UFJ Securities Holdings Co., Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,988,250
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 2,988,250
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,988,250
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%
12	TYPE OF REPORTING PERSON FI

CUSIP No. 138006309

1	NAME OF REPORTING PERSON Mitsubishi UFJ Morgan Stanley Securities Co., Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,988,250
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 2,988,250
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,988,250
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%
12	TYPE OF REPORTING PERSON FI

CUSIP No. 138006309

1	NAME OF REPORTING PERSON Mitsubishi UFJ Asset Management Co., Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 6,970,000
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 6,970,000
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,970,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.6%
12	TYPE OF REPORTING PERSON FI

CUSIP No. 138006309

1	NAME OF REPORTING PERSON Mitsubishi UFJ Asset Management (UK) Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION London, United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 28,700
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 28,700
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,700
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON FI

CUSIP No. 138006309

1	NAME OF REPORTING PERSON MU Investments Co., Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 991,600
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 991,600
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 991,600
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON FI

CUSIP No. 138006309

1	NAME OF REPORTING PERSON kabu.com Securities Co., Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 181,870
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 181,870
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 181,870
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON FI

CUSIP No. 138006309

1	NAME OF REPORTING PERSON KOKUSAI Asset Management Co., Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 105,700
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 105,700
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 105,700
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON FI

CUSIP No. 138006309

1	NAME OF REPORTING PERSON HighMark Capital Management, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California, United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 613
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 613
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 613
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON IA

CUSIP No. 138006309

ITEM 1

(a)	Name of Issuer

Canon Inc.

(b)	Address of Issuer's Principal Executive Offices

30-2, Shimomaruko 3-chome, Ohta-ku, Tokyo 146-8501, Japan

ITEM 2

(a)	Names of Persons Filing

Mitsubishi UFJ Financial Group, Inc. ("MUFG")

The Bank of Tokyo-Mitsubishi UFJ, Ltd. ("BTMU")

Mitsubishi UFJ Trust and Banking Corporation ("MUTB")

Mitsubishi UFJ Securities Holdings Co., Ltd. ("MUSHD")

Mitsubishi UFJ Morgan Stanley Securities Co., Ltd. ("MUMSS")

Mitsubishi UFJ Asset Management Co., Ltd. ("MUAM")

Mitsubishi UFJ Asset Management (UK) Ltd. ("MUAMUK")

MU Investments Co., Ltd. ("MUI")

kabu.com Securities Co., Ltd. ("KC")

KOKUSAI Asset Management Co., Ltd. ("KAM")

HighMark Capital Management, Inc. ("HCM")

(b)	Address of Principal Business Office or, if none, Residence

MUFG:
7-1 Marunouchi 2-chome, Chiyoda-ku
Tokyo 100-8330, Japan

BTMU:
7-1 Marunouchi 2-chome, Chiyoda-ku
Tokyo 100-8388, Japan

MUTB:
4-5 Marunouchi 1-chome, Chiyoda-ku
Tokyo 100-8212, Japan

MUSHD:
5-2 Marunouchi 2-chome, Chiyoda-ku
Tokyo 100-0005, Japan

MUMSS:
5-2 Marunouchi 2-chome, Chiyoda-ku
Tokyo 100-0005, Japan

CUSIP No. 138006309

MUAM:
4-5 Marunouchi 1-chome, Chiyoda-ku
Tokyo 100-8212, Japan

MUAMUK:
Ropemaker Place, 25 Ropemaker Street
London, EC2Y 9AN, United Kingdom

MUI:
2-15 Nihonbashi Muromachi 3-chome, Chuo-ku
Tokyo 103-0022, Japan

KC:
3-2 Otemachi 1-chome, Chiyoda-ku
Tokyo 100-0004, Japan

KAM:
1-1 Marunouchi 3-chome, Chiyoda-ku
Tokyo 100-0005, Japan

HCM:
350 California Street, San Francisco
California 94104, USA

(c)	Citizenship

Not applicable.

(d)	Title of Class of Securities

Common Stock

(e)	CUSIP Number

138006309

ITEM 3		If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	MUFG:	(a)	[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

		(b)	[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

		(c)	[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

		(d)	[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

		(e)	[ ]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

		(f)	[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

		(g)	[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

CUSIP No. 138006309

	(h)	[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)	[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)	[√]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

	(k)	[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Parent holding company

BTMU:	(a)	[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

	(b)	[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

	(c)	[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

	(d)	[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

	(e)	[ ]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

	(f)	[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

	(g)	[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

	(h)	[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)	[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)	[√]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

	(k)	[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Bank

MUTB:	(a)	[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

	(b)	[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

	(c)	[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

	(d)	[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

	(e)	[ ]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

	(f)	[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

CUSIP No. 138006309

	(g)	[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

	(h)	[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)	[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)	[√]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

	(k)	[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Bank

MUSHD:	(a)	[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

	(b)	[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

	(c)	[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

	(d)	[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

	(e)	[ ]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

	(f)	[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

	(g)	[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

	(h)	[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)	[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)	[√]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

	(k)	[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Broker-dealer

MUMSS:	(a)	[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

	(b)	[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

	(c)	[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

	(d)	[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

	(e)	[ ]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

CUSIP No. 138006309

	(f)	[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

	(g)	[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

	(h)	[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)	[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)	[√]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

	(k)	[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Broker-dealer

MUAM:	(a)	[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

	(b)	[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

	(c)	[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

	(d)	[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

	(e)	[ ]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

	(f)	[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

	(g)	[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

	(h)	[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)	[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)	[√]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

	(k)	[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Investment adviser

MUAMUK:	(a)	[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

	(b)	[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

	(c)	[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

	(d)	[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

CUSIP No. 138006309

	(e)	[ ]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

	(f)	[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

	(g)	[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

	(h)	[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)	[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)	[√]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

	(k)	[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Investment adviser

MUI:	(a)	[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

	(b)	[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

	(c)	[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

	(d)	[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

	(e)	[ ]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

	(f)	[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

	(g)	[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

	(h)	[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)	[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)	[√]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

	(k)	[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Investment adviser

KC:	(a)	[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

	(b)	[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

CUSIP No. 138006309

	(c)	[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

	(d)	[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

	(e)	[ ]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

	(f)	[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

	(g)	[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

	(h)	[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)	[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)	[√]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

	(k)	[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Broker-dealer

KAM:	(a)	[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

	(b)	[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

	(c)	[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

	(d)	[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

	(e)	[ ]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

	(f)	[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

	(g)	[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

	(h)	[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)	[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)	[√]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

	(k)	[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Investment adviser

CUSIP No. 138006309

HCM:	(a)	[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

	(b)	[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

	(c)	[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

	(d)	[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

	(e)	[√]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

	(f)	[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

	(g)	[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

	(h)	[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)	[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)	[ ]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

	(k)	[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Not applicable

ITEM 4	Ownership

	Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

	For MUFG

	(a)	Amount beneficially owned:	58,085,897

	(b)	Percent of class:	5.04%

	(c)	Number of shares as to which the person has:

		(i) Sole power to vote or to direct the vote:	58,085,897

		(ii) Shared power to vote or to direct the vote:	-0-

		(iii) Sole power to dispose or to direct the disposition of:	58,085,897

		(iv) Shared power to dispose or to direct the disposition of:	-0-

	For BTMU

	(a)	Amount beneficially owned:	6,000,564

	(b)	Percent of class:	0.52%

	(c)	Number of shares as to which the person has:

		(i) Sole power to vote or to direct the vote:	6,000,564

		(ii) Shared power to vote or to direct the vote:	-0-

CUSIP No. 138006309

	(iii) Sole power to dispose or to direct the disposition of:	6,000,564

	(iv) Shared power to dispose or to direct the disposition of:	-0-

For MUTB

(a)	Amount beneficially owned:	40,847,300

(b)	Percent of class:	3.54%

(c)	Number of shares as to which the person has:

	(i) Sole power to vote or to direct the vote:	40,847,300

	(ii) Shared power to vote or to direct the vote:	-0-

	(iii) Sole power to dispose or to direct the disposition of:	40,847,300

	(iv) Shared power to dispose or to direct the disposition of:	-0-

For MUSHD

(a)	Amount beneficially owned:	2,988,250

(b)	Percent of class:	0.26%

(c)	Number of shares as to which the person has:

	(i) Sole power to vote or to direct the vote:	2,988,250

	(ii) Shared power to vote or to direct the vote:	-0-

	(iii) Sole power to dispose or to direct the disposition of:	2,988,250

	(iv) Shared power to dispose or to direct the disposition of:	-0-

For MUMSS

(a)	Amount beneficially owned:	2,988,250

(b)	Percent of class:	0.26%

(c)	Number of shares as to which the person has:

	(i) Sole power to vote or to direct the vote:	2,988,250

	(ii) Shared power to vote or to direct the vote:	-0-

	(iii) Sole power to dispose or to direct the disposition of:	2,988,250

	(iv) Shared power to dispose or to direct the disposition of:	-0-

For MUAM

(a)	Amount beneficially owned:	6,970,000

(b)	Percent of class:	0.60%

(c)	Number of shares as to which the person has:

	(i) Sole power to vote or to direct the vote:	6,970,000

	(ii) Shared power to vote or to direct the vote:	-0-

	(iii) Sole power to dispose or to direct the disposition of:	6,970,000

	(iv) Shared power to dispose or to direct the disposition of:	-0-

CUSIP No. 138006309

For MUAMUK

(a)	Amount beneficially owned:	28,700

(b)	Percent of class:	0.00%

(c)	Number of shares as to which the person has:

	(i) Sole power to vote or to direct the vote:	28,700

	(ii) Shared power to vote or to direct the vote:	-0-

	(iii) Sole power to dispose or to direct the disposition of:	28,700

	(iv) Shared power to dispose or to direct the disposition of:	-0-

For MUI

(a)	Amount beneficially owned:	991,600

(b)	Percent of class:	0.09%

(c)	Number of shares as to which the person has:

	(i) Sole power to vote or to direct the vote:	991,600

	(ii) Shared power to vote or to direct the vote:	-0-

	(iii) Sole power to dispose or to direct the disposition of:	991,600

	(iv) Shared power to dispose or to direct the disposition of:	-0-

For KC

(a)	Amount beneficially owned:	181,870

(b)	Percent of class:	0.02%

(c)	Number of shares as to which the person has:

	(i) Sole power to vote or to direct the vote:	181,870

	(ii) Shared power to vote or to direct the vote:	-0-

	(iii) Sole power to dispose or to direct the disposition of:	181,870

	(iv) Shared power to dispose or to direct the disposition of:	-0-

For KAM

(a)	Amount beneficially owned:	105,700

(b)	Percent of class:	0.01%

(c)	Number of shares as to which the person has:

	(i) Sole power to vote or to direct the vote:	105,700

	(ii) Shared power to vote or to direct the vote:	-0-

	(iii) Sole power to dispose or to direct the disposition of:	105,700

	(iv) Shared power to dispose or to direct the disposition of:	-0-

For HCM

(a)	Amount beneficially owned:	613

(b)	Percent of class:	0.00%

(c)	Number of shares as to which the person has:

CUSIP No. 138006309

(i) Sole power to vote or to direct the vote:	613

(ii) Shared power to vote or to direct the vote:	-0-

(iii) Sole power to dispose or to direct the disposition of:	613

(iv) Shared power to dispose or to direct the disposition of:	-0-

ITEM 5	Ownership of Five Percent or Less of a Class

Not applicable.

ITEM 6	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

ITEM 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

As of December 31, 2012, MUFG beneficially owns 58,085,897 shares of the issuer indirectly through its subsidiaries as follows: BTMU holds 6,000,564 shares; MUTB holds 40,847,300 shares; MUSHD holds 2,988,250 shares (indirectly through a subsidiary, MUMSS); MUAM holds 6,970,000 shares (including 28,700 shares indirectly held through a subsidiary, MUAMUK); MUI holds 991,600 shares; KC holds 181,870 shares; KAM holds 105,700 shares; and HCM holds 613 shares.

ITEM 8	Identification and Classification of Members of the Group

Not applicable.

ITEM 9	Notice of Dissolution of Group

Not applicable.

ITEM 10	Certifications

By signing below the filers certify that, to the best of their knowledge and belief, (i) the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, and (ii) the foreign regulatory schemes applicable to parent holding companies, banks, broker-dealers and investment advisers, respectively, are substantially comparable to the regulatory schemes applicable to the functionally equivalent U.S. institutions. The filers also undertake to furnish to the Commission staff, upon request, information that would otherwise be disclosed in a Schedule 13D.

By signing below HCM certifies that, to the best of its knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 138006309

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 2013

Mitsubishi UFJ Financial Group, Inc.

By:	/s/ Tadashi Yamamoto

Name:	Tadashi Yamamoto

Title:	Senior Manager, Credit & Investment Management Division

CUSIP No. 138006309

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 2013

The Bank of Tokyo-Mitsubishi UFJ, Ltd.

By:	/s/ Tadashi Yamamoto

Name:	Tadashi Yamamoto

Title:	Chief Manager, Credit & Investment Management Division

CUSIP No. 138006309

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 2013

Mitsubishi UFJ Trust and Banking Corporation

By:	/s/ Eiji Ihori

Name:	Eiji Ihori

Title:	General Manager of Assets Planning Division

CUSIP No. 138006309

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 2013

Mitsubishi UFJ Securities Holdings Co., Ltd.

By:	/s/ Tetsuya Niimi

Name:	Tetsuya Niimi

Title:	General Manager, Corporate Planning Division

CUSIP No. 138006309

 SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 2013

Mitsubishi UFJ Morgan Stanley Securities Co., Ltd.

By:	/s/ Hitoshi Kawai

Name:	Hitoshi Kawai

Title:	General Manager, Corporate Planning Division

CUSIP No. 138006309

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 2013

Mitsubishi UFJ Asset Management Co., Ltd.

By:	/s/ Katsutoshi Edamura

Name:	Katsutoshi Edamura

Title:	General Manager of Risk Management Division

CUSIP No. 138006309

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 2013

Mitsubishi UFJ Asset Management (UK) Ltd.

By:	/s/ Kenji Nakai

Name:	Kenji Nakai

Title:	Managing Director & CE

CUSIP No. 138006309

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 2013

MU Investments Co., Ltd.

By:	/s/ Yoshihiro Asada

Name:	Yoshihiro Asada

Title:	Executive Officer

CUSIP No. 138006309

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 2013

kabu.com Securities Co., Ltd.

By:	/s/ Takeshi Amemiya

Name:	Takeshi Amemiya

Title:	General Manager of Corporate Administration

CUSIP No. 138006309

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 2013

KOKUSAI Asset Management Co., Ltd.

By:	/s/ Takeshi Dohi

Name:	Takeshi Dohi

Title:	General Manager, Investment Management Planning Dept.

CUSIP No. 138006309

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 2013

HighMark Capital Management, Inc.

By:	/s/ Dennis J. Mooradian

Name:	Dennis J. Mooradian

Title:	Chairman, President and CEO